Exhibit 10.1

Orexigen Therapeutics, Inc.
3344 North Torrey Pines Court
Suite 200
La Jolla, CA 92037
Phone: 858-875-8600
Fax 858-875-8650

www.orexigen.com

June 25, 2015

Heather D. Turner

c/o Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, CA 92037

RE:	Separation and Consulting Agreement

Dear Heather:

This letter sets forth the terms of the separation and consulting agreement (this “Agreement”) that Orexigen Therapeutics, Inc. (the “Company”) is offering to you in connection with your voluntary resignation as an officer and employee of the Company.

1. Separation Date. You agree and acknowledge that your last day of employment with the Company and your employment resignation date will be effective June 25, 2015 (the “Separation Date”). As of the Separation Date, you will no longer be employed as the Company’s Senior Vice-President, General Counsel and Secretary, and you will no longer hold any other employment or officer positions with the Company. You further acknowledge and agree that the circumstances of your employment resignation do not qualify as an “Involuntary Termination Without Cause” or a “Constructive Termination During a Change in Control Period” as defined in your February 22, 2010 Amended and Restated Employment Agreement with the Company, as amended on February 15, 2013 (together, the “Employment Agreement”), or otherwise entitle you to any severance benefits.

2. Accrued Salary and Vacation. No later than the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether you enter into this Agreement.

3. Expenses. You should submit, within thirty (30) days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices. Please submit your expense report to: Orexigen Therapeutics, Inc.; Attn: Finance, 3344 N. Torrey Pines Court, Suite 200, La Jolla, CA 92037.

4. Termination Benefits. Although the Company is not otherwise obligated to do so, if you timely sign, date and return this fully executed Agreement to the Company no later

Heather D. Turner

June 25, 2015

than twenty-one (21) calendar days following the date of this Agreement and this Agreement, and the release of claims set forth in Section 14 below, becomes effective on the eighth day following your timely execution of this Agreement (the “Effective Date”), the Company will provide you with the following termination benefits (the “Termination Benefits”):

(a) Continued Eligibility for 2015 Bonus. You will remain eligible for a pro-rated annual bonus for calendar year 2015 (the “Bonus”), which will be determined within the sole discretion of the Company’s Board of Directors (the “Board”), or an authorized committee or officer of the Company, if so delegated by the Board. If the Board (or authorized committee or officer) approves a Bonus for you, such Bonus will be subject to standard payroll deductions and withholdings, and will be paid to you during the 2016 calendar year at the same time that 2015 bonuses are paid to the Company’s other eligible executive employees (but in no event will the Bonus be paid to you later than March 15, 2016).

(b) Consulting Agreement. The Company will agree to retain you, and you will agree to make yourself available to perform services as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit B. You must sign and return the Consulting Agreement no later than the date that you return this fully signed Agreement.

5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish, at your own expense. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date.

6. Equity.

(a) Although the terms of each of your outstanding stock options, as set forth on Exhibit A hereto (the “Options”), provide that the Options will expire and cease to be exercisable three months following the termination of your services, you acknowledge and agree that the Options will expire and cease to be exercisable on March 31, 2016 (the “Expiration Date”) and that, subject to Section 6(b), you may exercise on or before the Expiration Date any of the Options that were vested and exercisable as of the Separation Date.

(b) You acknowledge and agree that from the Separation Date and continuing through the Expiration Date, you will continue to be subject to all applicable trading blackout periods and employee policies relating to the trading, sale or purchase of any shares of the Company’s common stock, including but not limited to any shares you acquire, or have acquired, upon your exercise of your Options prior to the Expiration Date, including that you will be required to secure permission from the Company’s Chief Financial Officer or General Counsel before initiating any such trade, sale or purchase. Any failure to comply with the terms of this Agreement will result in the immediate expiration of your Options.

Heather D. Turner

June 25, 2015

(c) Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that any portions of the Options that are unvested and unexercisable as of the Separation Date, will not become vested or exercisable, and you will receive no additional vesting of such Options from and after the Separation Date, and all such portions of such Options will immediately expire and terminate as of such Separation Date.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, bonus, severance, or benefits before or after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan.

8. Return of Company Property. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You also agree to immediately make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., BlackBerry, iPhone or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before the fifth day following the Separation Date, or earlier if requested, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, if requested, for the purpose of verifying that the required copying and/or deletion is completed. The Company will provide you with access to its confidential and proprietary information or materials to the extent needed for you to perform your consulting services.

9. Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials. Additionally, you reaffirm your obligation to comply with the Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information and Inventions Assignment Agreement”) you previously signed (attached hereto as Exhibit C).

10. Mutual Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to

Heather D. Turner

June 25, 2015

be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or affiliate.

12. Cooperation. You agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation (except pursuant to the Consulting Agreement, and other than your preapproved, reasonable and documented expenses) for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

14. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, investors, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the

Heather D. Turner

June 25, 2015

Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to all claims for severance benefits under your Employment Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (“CFRA”), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the Effective Date, provided that you do not revoke it prior to such date.

(e) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:

Heather D. Turner

June 25, 2015

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. Representations. You hereby represent that you have been paid all compensation owed for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA or any applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

16. Miscellaneous. This Agreement, along with Exhibits A, B, and C constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to those in the Employment Agreement). This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date it below within twenty-one (21) calendar days of your receipt of this Agreement. If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire (including the offer to enter into the Consulting Agreement).

Heather D. Turner

June 25, 2015

We wish you the best in your future endeavors.

Sincerely,

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael A. Narachi
Michael A. Narachi
President & Chief Executive Officer

Exhibit A – Option Grants

Exhibit B – Consulting Agreement

Exhibit C – Proprietary Information and Inventions Agreement

AGREED:

/s/ Heather D. Turner	6/25/15
Heather D. Turner	Date

Heather D. Turner

June 25, 2015

EXHIBIT A

OPTION GRANTS

	Number of Shares Subject to Option Grant	Number of Unvested Shares Underlying Option as of Separation Date	Number of Vested and Outstanding Shares Underlying Option as of Separation Date
Stock Option granted February 3, 2015	153,050	140,296	12,754
Stock Option granted February 7, 2014	205,000	136,667	68,333
Stock Option granted February 15, 2013	240,000	100,000	140,000
Stock Option granted January 25, 2012	350,000	51,043	298,957
Stock Option granted July 25, 2011	1,093,396	22,785	634,147

EXHIBIT B

Consulting Agreement

EXHIBIT C

Proprietary Information and Inventions Agreement